Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 29, 2018 relating to the consolidated balance sheets of iFresh, Inc. and subsidiaries (collectively, the “Company”) as of March 31, 2018 and 2017, and the related consolidated statements of income and comprehensive income, statements of shareholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2018, and the related notes, which appears in the Company’s Annual Report on Form 10-K, as amended, for the year ended March 31, 2018.

/s/ Friedman LLP

New York, New York

July 31, 2018